EXHIBIT 2.2

                                ESCROW AGREEMENT

      THIS ESCROW AGREEMENT ("Escrow Agreement") is made as of June __, 2000 by and among Mitel Corporation, a Canadian corporation ("Purchaser"), Hsien-Cheng Chen, Alex Cilento and Den Suzuki as agents (each, a "Shareholder Representative" and, collectively the "Shareholder Representatives") of the former shareholders of Vertex Networks, Incorporated, a California corporation (the "Company"), the persons and entities (the "Holders") listed on the Schedule of Holders, attached hereto as Exhibit A, and US Bank Trust, National Association (the "Escrow Holder"). Terms not otherwise defined herein shall have the same meaning set forth in the Agreement (as defined below).

                                    RECITALS

      1. Pursuant to an Agreement and Plan of Reorganization and Merger (the "Agreement"), dated as of June 6, 2000, by and among Purchaser, U.S. Acquisition Corporation, a California corporation and wholly-owned subsidiary of Purchaser ("Acquisition Corp."), and the Company, Acquisition Corp. will be merged with and into the Company and the Company will be the surviving corporation and become a wholly-owned subsidiary of Purchaser (the "Merger").

      2. This Escrow Agreement is being entered into pursuant to Section 2.4 and
Article IX of the Agreement, a copy of which is attached hereto as Exhibit A. Execution and delivery of this Escrow Agreement is a condition to the obligation of Purchaser to consummate the Merger.

      3. Pursuant to this Escrow Agreement, the Holders of shares of capital stock of the Company (exclusive of those Shareholders exercising their dissenters' rights) hereby authorize the Shareholder Representatives to act as their representatives under this Escrow Agreement with the powers and authority provided herein.

      4. Pursuant to the Agreement, the shares of the capital stock of the Company that are outstanding immediately prior to the Effective Time, other than Dissenting Shares, will be converted into shares of Purchaser Common Stock.

      5. Section 2.4 of the Agreement provides that at the Effective Time, certain of the shares of Purchaser Common Stock issued in the Merger shall be delivered on behalf of the Holders to the Escrow Holder in order to secure the indemnification obligations of the Holders set forth in Article IX of the Agreement.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    Article I
                                   DEFINITIONS

      For the purposes of this Escrow Agreement, the following terms shall have the following meanings:

            1.1 Claim Certificate. "Claim Certificate" shall mean a certificate signed by an officer of Purchaser stating (i) that Purchaser has incurred or reasonably believes it will in the future incur the amount of Losses specified in such Claim Certificate, (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of the Agreement alleged to have been violated, and (iii) the number of Escrowed Shares to which Purchaser believes it is entitled with respect to such Losses.

            1.2 Escrow Fund. "Escrow Fund" shall mean the Escrowed Shares then held by the Escrow Holder, plus any cash received pursuant to Section 3.4 hereof, but shall not include any normal, regular cash dividends paid with respect to the Escrowed Shares which dividends shall be for the benefit of, and distributed to, the Holders with respect to such Escrowed Shares.

            1.3 Escrowed Share. An "Escrowed Share" shall mean a share of Purchaser Common Stock delivered to the Escrow Holder by the Exchange Agent on behalf of the Holders in accordance with Sections 2.4 and Section 2.6 of the Agreement, together with any and all other shares of Purchaser Common Stock, or other securities of Purchaser received or receivable in respect of such Escrowed Share of Purchaser Common Stock, including, without limitation, any and all securities, to be issued or distributed in connection with any recapitalization, reclassification, split-up, merger, consolidation, exchange, stock dividend, stock split or similar event declared or effected with respect to shares of Purchaser Common Stock.

            1.4 Termination Date. "Termination Date" shall mean the second anniversary of the Effective Time, unless Purchaser and the Shareholder Representatives provide written notice of early termination to the Escrow Holder.

            1.5 Value. "Value," as used herein, shall be determined by reference to the Average Stock Price of Purchaser Common Stock, as set forth in Section
2.3 of the Agreement.

                                   Article II

                            AGREEMENT BY THE HOLDERS

            2.1 Indemnification by the Holders. By virtue of the Holders approval of the Merger, the Agreement and the transaction contemplated thereunder, the Holders have agreed, and by executing this Escrow Agreement each Holder hereby confirms that such Holder agrees, subject to the terms and conditions of this Escrow Agreement and Article IX of the Agreement:

                  (a) To indemnify and hold harmless Purchaser, its directors, officers, employees, fiduciaries, agents, Affiliates, and each person, if any, who controls or may control such persons within the meaning of the 1933 Act (the "Indemnified Parties") from and against any and all Losses to the extent provided in Article IX of the Agreement;

                  (b) To establish the Escrow Fund pursuant to this Escrow Agreement and Section 2.4 of the Agreement to secure the indemnification obligations of the Holders under Article IX of the Agreement;

                  (c) Without limiting such Holder's obligations under paragraph
(a) above, that in the event the Indemnified Parties incur any Losses, the Escrow Shares shall, subject to the provisions of the Agreement and this Escrow Agreement, be transferred to the Indemnified Parties to compensate such parties for such Losses, with the portion of the Escrow Shares to be so transferred to be pro rata as to each Loss among the Holders according to each Holder's proportionate share of the Escrow Shares;

                  (d) To appoint the Shareholder Representatives as the Holders' representatives, attorneys-in-fact and agents for the purposes of this Escrow Agreement to act for and on behalf of each Holder as provided herein, and to the taking by the Shareholder Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by the Shareholder Representatives on behalf of the Holders under this Escrow Agreement; and

                  (e) To all of the other terms and conditions of this Escrow Agreement.

                                  Article III
                               CREATION OF ESCROW

            3.1 Purpose. This Escrow Agreement is being executed and delivered, and the deposit of the Escrow Fund hereunder is being made in accordance with Section 2.4 of the Agreement, for the purpose of securing the indemnification obligations of the Holders set forth in Article IX of the Agreement.

            3.2 Creation of Escrow Fund. At or promptly after the Effective Time, the Shareholder Representatives shall instruct the Exchange Agent to deposit with the Escrow Holder certificates representing those shares of Purchaser Common Stock required to be so deposited pursuant to Section 2.4 of the Agreement. Purchaser and the Holders agree that any other securities, which thereafter are to become part of the Escrow Fund as provided in Section 1.3 of this Escrow Agreement, shall be promptly deposited with the Escrow Holder upon receipt by or on behalf of the Holders, and receipt by the Escrow Holder on behalf of the Holders shall be deemed receipt by the Holders. Certificates representing securities deposited in the Escrow Fund shall be accompanied by separate stock powers endorsed in blank by the Shareholder Representatives on behalf of the Holders.

            3.3 No Transfer or Encumbrance. Except to the extent expressly permitted by the provisions of this Section 3.3, no Escrow Shares or any beneficial interest therein may be sold, assigned, pledged, encumbered or otherwise transferred (including, without limitation, by operation of law, other than a conversion of shares in a merger or consolidation) by any Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder (other than such Holder's obligations under this Escrow Agreement) prior to the delivery and release to the Holders of the Escrow Shares by the Escrow Holder in accordance with the provisions of Article 4 hereof; provided, however, that any Holder may transfer its share of the Escrow Shares hereunder so long as such transfer is by gift or upon death or permanent incapacity to his or her guardian, conservator, executor, administrator, trustees or beneficiaries under his or her will, spouse, children, stepchildren, grandchildren, parents, siblings or legal dependents, to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be such a person and all such persons agree to be bound by the terms hereof or to partners of a Holder that is a partnership, provided that all of such partners agree to be bound by the terms hereof.

            3.4 Treatment of Escrow Shares. The Escrow Shares shall be held by the Escrow Holder as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

            3.5 Power to Transfer Escrow Fund. The Escrow Holder is hereby granted the power to effect any transfer of Escrow Shares permitted or required by this Escrow Agreement in accordance with its terms.

            3.6 Tax Reporting With Respect to Escrow Fund. All parties hereto agree that for all income tax purposes (including any tax reporting obligations) the Holders shall be treated as the owners of the Escrowed Shares transferred by such Holder to the Escrow Fund until distributed from the Escrow Fund pursuant to the terms of this Escrow Agreement. The Holders agree to report on their own tax returns any income, gain or loss with respect to the Escrowed Shares held in the Escrow Fund.

                                   Article IV
                                     CLAIMS

            4.1 Payment After Delivery of Claim Certificate. If Purchaser gives the Escrow Holder and the Shareholder Representatives a Claim Certificate, then, as soon as practicable after the expiration of the period ending 30 days after the Escrow Holder's receipt of such Claim Certificate, the Escrow Holder, subject to the provisions of Section 3.2 hereof (including, without limitation, issuance by the Shareholder Representatives of a Dispute Notice (as defined herein)), shall deliver to Purchaser, from the Escrow Fund, on behalf of Purchaser or other Indemnified Parties under the provisions of Section 9.2(a) of the Agreement that number of Escrowed Shares having a Value (to the extent the Escrow Fund is sufficient for such purpose) equal to the Losses specified in such Claim Certificate. Any Escrowed Shares to be delivered by the Escrow Holder under this Section 3.1 shall be allocated among the Holders, pro rata, in accordance with the number of shares of Company Common Stock held by the Holders immediately prior to the Effective Time. The Escrow Holder will promptly provide notice to the Shareholder Representatives of the Escrow Holder's receipt of the Claim Certificate, which such notice shall specify the date of the Escrow Holder's receipt thereof and shall attach a complete copy of the Claim Certificate.

            4.2 Disputes Respecting Claims. Unless, within 30 days after the Escrow Holder's receipt of any Claim Certificate the Escrow Holder receives a written notice (the "Dispute Notice") from the Shareholder Representatives stating that the Shareholder Representatives question the accuracy of, or otherwise dispute, a matter asserted in such Claim Certificate, such Claim Certificate shall constitute full authority to the Escrow Holder to take the action provided for in Section 3.1 and shall be conclusive and binding on all parties hereto and on the Holders. If, however, the Shareholder Representatives timely give such a Dispute Notice, the Escrow Holder shall not make any distribution to Purchaser with respect to that portion of the Escrow Fund to which the Disputed Notice applies until the Escrow Holder receives (i) the written instructions of the Shareholder Representatives and Purchaser or (ii) a final decision of a court of competent jurisdiction in the case of third party claims or of an arbitrator in the case of a dispute between Purchaser and the Shareholder Representatives with respect to the Claim Certificate; in each case specifying the manner in which such distribution shall be made. For this purpose, a final decision shall mean the final judgment of any court of competent jurisdiction from which no appeal is then allowed or a final decision of an arbitrator pursuant to Article IX of the Agreement.

            4.3 Notice and Defense of Third Party Claims. Notice and defense of third party claims shall be handled in the manner provided in Article IX of the Agreement.

                                   Article V
                           DISTRIBUTION OF ESCROW FUND

            5.1 Distribution of Undisputed Amounts. Subject to Section 5.2 hereof and in accordance with Section 9.1 of the Agreement, (i) on the date that is 12 months after the Effective Time, the Escrow Holder shall distribute fifty percent (50%) of the Escrow Fund, and (ii) on the date that is 24 months after the Effective Time (the "Escrow Termination Date"), the Escrow Holder shall promptly distribute the entire remaining Escrow Fund that has not been used to indemnify Purchaser against Losses arising out or any breach of the representations and warranties contained in Section 3.2 (Capitalization of the Company), Section 3.13 (Tax Matters) and Section 3.18 (Environmental) of the Agreement to the Shareholder Representatives for the benefit of the Holders, or to the Holders if and as the Shareholder Representatives shall direct, pro rata, according to the number of shares of Company Common Stock held by the Holders immediately prior to the Effective Time.

            5.2 Distribution of Disputed Amounts. Notwithstanding the provisions of Section 5.1 hereof, if, prior to the Escrow Termination Date, Purchaser shall have given a Claim Certificate to the Shareholder Representatives and the Escrow Holder and that a dispute, in accordance with Section 4.2 hereof, respecting that Claim Certificate or the subject matter of such Claim Certificate has not yet been resolved in accordance with Section 4.2, then the Escrow Holder shall continue to hold that portion of the Escrow Fund which is the subject of such dispute. Any portion of the Escrow Fund so withheld shall continue to be held by the Escrow Holder until it receives authorization to distribute the portion of the Escrow Fund so withheld in accordance with the second sentence of Section 4.2.

                                   Article X
                                  ESCROW HOLDER

            6.1 The Escrow Holder shall have no duties or responsibilities whatsoever with respect to the Escrow Fund, except as are specifically set forth herein. The Escrow Holder shall neither be responsible for or under, nor chargeable with knowledge of the terms and conditions of, any other agreement, instrument or document in connection herewith other than Section 2.4 and Article IX of the Agreement. The Escrow Holder may conclusively rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to any written notice, instrument, request, consent, certificate, document, letter, telegram, opinion, order, resolution or other writing hereunder without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document. The Escrow Holder shall have no responsibility for the contents of any such writing contemplated herein and may rely without any liability upon the contents thereof.

            6.2 The Escrow Holder shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby or with the rights or powers conferred upon it hereunder, nor for action taken or omitted by it in good faith, and in accordance with the advice of counsel (which counsel may be of the Escrow Holder's own choosing), and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind, except for its own willful misconduct or gross negligence.

            6.3 Purchaser and each of the Holders jointly and severally agrees to indemnify the Escrow Holder and its employees, directors, officers and agents and hold each harmless against any and all liabilities incurred by it hereunder as a consequence of such party's action, and the parties agree to indemnify the Escrow Holder and hold it harmless against any losses, costs, payments, and expenses (including the fees and expenses of counsel) and all liabilities incurred by it in connection with the performance of its duties hereunder, except in either case for losses, costs, payments and expenses (including the fees and expenses of counsel) and liabilities incurred by the Escrow Holder resulting from its own willful misconduct or gross negligence.

            6.4 The Escrow Holder may resign upon 60 days' prior written notice to Purchaser and the Shareholder Representatives. Similarly, the Escrow Holder may be removed and replaced upon 60 days' prior written notice to the Escrow Holder jointly by Purchaser and the Shareholder Representatives. In either event, the duties of the Escrow Holder shall terminate 60 days after the date of such notice (or at such earlier date as may be mutually agreeable), except for its obligations to hold and deliver the Escrow Fund to the successor Escrow Holder; and the Escrow Holder shall then deliver the balance of the Escrow Fund then in its possession to such successor Escrow Holder as shall be appointed by Purchaser and the Shareholder Representatives as evidenced by a written notice filed with the Escrow Holder. If Purchaser and the Shareholder Representatives are unable to agree upon a successor Escrow Holder by the effective date of such resignation or removal, the then acting Escrow Holder may petition any court of competent jurisdiction for the appointment of a successor Escrow Holder or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Upon acknowledgment by any successor Escrow Holder of the receipt of the then remaining balance of the Escrow Fund, the then acting Escrow Holder shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement.

            6.5 The Escrow Holder shall not be bound in any way by any agreement, other than this Escrow Agreement. A copy of the Agreement has been provided to the Escrow Holder in connection with the execution of this Escrow Agreement and the Escrow Holder understands that the terms of the Holders' indemnification obligations are set forth in Article IX of the Agreement. The Agreement forms an integral part of this Escrow Agreement and, therefore,
Article IX thereof is hereby incorporated by reference herein.

            6.6 The Escrow Holder shall be under no duty to institute or defend any arbitration or legal proceeding with respect to the Escrow Fund or under this Escrow Agreement and none of the costs or expenses or any such proceeding shall be borne by the Escrow Holder. The costs and expenses of any such proceeding shall be borne as decided by the arbitrators or court and shall be direct obligations of Purchaser or the Holders, as the case may be, and shall not be satisfied in any way by the Escrow Fund.

            6.7 The Escrow Holder shall be entitled to payment from Purchaser for customary fees and expenses for all services rendered by it hereunder in accordance with Exhibit B attached hereto (as such Exhibit may be amended from time to time).

                                  Article VII
                           SHAREHOLDER REPRESENTATIVES

            7.1 The Shareholder Representatives shall have full power and authority to represent all of the Holders with respect to all matters arising under this Escrow Agreement (except that the Holders shall retain the right to vote the Escrowed Shares). All actions taken by the Shareholder Representatives hereunder shall be conclusive and binding upon the Holders as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Shareholder Representatives shall have full power and authority on behalf of all of the Holders to interpret all of the terms and provisions of this Escrow Agreement, to give all approvals and take any other actions with respect to the Holders in connection with the subject matter of this Escrow Agreement and to consent to any amendment hereof. The Holders will have the right to exercise any and all rights to vote (including, if necessary, directing the Escrow Holder to vote) the Escrow Shares deposited in the Escrow Fund for their account so long as such Escrow Shares are held in the Escrow Fund and have not been released to the Indemnified Parties as provided herein and the Indemnified Parties will take all steps necessary to allow the exercise of such rights. While the Certificates representing, and the stock powers for, Escrow Shares remain in the Escrow Holder's possession pursuant to this Escrow Agreement, the Holders will (subject to the provisions of Sections 3.4 and 3.5 of this Escrow Agreement) retain and be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions of this Escrow Agreement. Purchaser may deal solely with and rely solely upon the Shareholder Representatives as the representatives of all the Holders. The Shareholder Representatives shall incur no liability to the Holders except by reason of their willful misconduct or gross negligence. Each of the Shareholder Representatives may resign at any time and be relieved of his duties as Shareholder Representative, in which case a successor Shareholder Representative shall be elected as provided in Section
7.3. The Shareholders Representatives' appointment and authority will survive the death, incapacity or incompetence of any Holder. The Shareholder Representatives shall not be liable to any party hereto for any act which they may do or omit to do hereunder in good faith.

            7.2 Limits on Liability. No Shareholder Representative shall incur any liability with respect to any action taken or suffered by such representative in his capacity as a Shareholder Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him in good faith to be genuinely and duly authorized, or for other action or inaction except his own willful misconduct or gross negligence. The Shareholder Representatives may, in all questions arising under this Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholder Representatives based on such advice, the Shareholder Representatives shall not be liable to anyone.

            7.3 Successor Shareholder Representative. In the event of the death or permanent disability of a Shareholder Representative, or the resignation of a Shareholder Representative as the representative of the Holders hereunder, a successor Shareholder Representative shall be elected by a majority vote of the Holders, with each such Holder (or his successors or assigns) to be given a weighted voted based on such Holder's pro rata shares of Purchaser Common Stock. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Escrow Agreement upon the original Shareholder Representatives, and the term "Shareholder Representatives" as used herein shall be deemed to include each successor Shareholder Representative.

                                  Article VIII
                                  MISCELLANEOUS

            8.1 Termination. This Escrow Agreement shall terminate upon the earlier of (a) the Escrow Termination Date, assuming there are no outstanding disputes regarding the Escrow Shares, or (b) the release by the Escrow Holder of all of the Escrow Shares in accordance with this Escrow Agreement. In the event there any outstanding disputes on the Escrow Termination Date, the Escrow Fund shall continue in place until the resolution of such disputes pursuant to
Section 9.7 of the Agreement.

            8.2 Notices. Except as expressly provided in this Escrow Agreement, all notices (including any Claim Certificate) given in connection with this Escrow Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery, by overnight courier service or by facsimile to the persons identified below or three days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

               If to Purchaser:

                  Mitel Corporation
                  350 Legget Drive
                  P.O. Box 13089
                  Kanata, Ontario
                  Canada K2K 2W7
                  Attn:  Secretary

               With a copy to:

                    Howard, Rice, Nemerovski, Canady,
                          Falk & Rabkin
                    A Professional Corporation
                    Three Embarcadero Center, Seventh Floor
                    San Francisco, California  94111
                    Attention:  Richard W. Canady

               If to the Shareholder Representatives:

                    _________________________
                    _________________________
                    _________________________

                    _________________________
                    _________________________
                    _________________________

                    _________________________
                    _________________________
                    _________________________

               With a copy to:

                    Stradling Yocca Carlson & Rauth, A Professional
                        Corporation
                    302 Olive Street
                    Santa Barbara, CA  93101
                    Attention:  David E. Lafitte
                    Facsimile:  (805) 564-1044

               If to the Escrow Holder:

                   US Bank Trust, National Association
                   One California Street, Suite 2550

                   San Francisco, CA 94111
                   Fax:   415 273 4590/4591
                   Attn: Ann Gadsby

Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 8.2.

            8.3 Successors and Assigns. The Escrow Holder (except as provided in
Article V hereof), the Shareholder Representatives (except as provided in
Article VI hereof) and Purchaser may not assign, by operation of law or otherwise, all or any portion of its or their rights, obligations or liabilities under this Escrow Agreement without the prior written consent of the other parties hereto, which consent may be withheld in the absolute discretion of the party being asked for the consent. Any attempted assignment in violation of this
Section 8.3 shall be voidable. This Escrow Agreement and all action taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of Purchaser and the other Indemnified Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives, the Holders and their respective successors, assigns, heirs, executors, administrators and legal representatives, the Escrow Holder and its successors and the Shareholder Representatives and their successors, assigns, heirs, executors, administrators and legal representatives.

            8.4 Headings. The headings contained in this Escrow Agreement are intended principally for convenience and shall not, by themselves, determine the rights of the parties to this Escrow Agreement.

            8.5 Waiver. Waiver of any term or condition of this Escrow Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Escrow Agreement.

            8.6 Governing Law. This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of California as applied to agreements entered into and entirely to be performed within the state.

            8.7 Arbitration. The parties hereto agree that if any Claim for Losses is made and not resolved, such Claim shall be submitted to arbitration under Article IX of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed the day and year first above written.

                                                 MITEL CORPORATION

                                                 By: ___________________________

                                                 Title:_________________________

                                                 SHAREHOLDER REPRESENTATIVES:

                                                 _______________________________

                                                 By: ___________________________

                                                 _______________________________

                                                 By: ___________________________

                                                 _______________________________

                                                 By: ___________________________

                                                 US BANK TRUST, NATIONAL
                                                 ASSOCIATION

                                                 By: ___________________________

                                                 Name:__________________________

                                                 Title:_________________________

                                    EXHIBIT B

                                Fees and Expenses

                                    U.S. BANK

                            CORPORATE TRUST SERVICES

                      SCHEDULE OF FEES FOR ESCROW SERVICES
                Mitel Corporation / Vertex Networks, Incorporated

Acceptance Fee
      010   The acceptance fee includes the review of all documents, initial         $5,000.00
            set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at inception.

Administration/Agent Fees

            Annual account administration fee covers the normal duties of the escrow agent associated with the management of the account.
            Administration fees are payable in advance and are not proratable

     470    Depository Escrow Agent                                                  $1,000.00


Transaction Fees

      880   Disbursement/Draw                                                        $   20.00
            Charge per item disbursed. Includes the wire or check fee.

      100   Trades-Open Market/Directed                                              $  100.00
            Charge per trade to buy or sell permitted investments. This excludes
            U.S. Bank investment transactions.

      101   Receipts                                                                 $   20.00
            Charge per item received.

EXTRAORDINARY SERVICES
            Charge for duties or responsibilities of an unusual nature not provided for in the indenture or otherwise set forth in this schedule. A reasonable charge will be made based on the nature of the service and the responsibility involved. These charges will be billed as a flat fee or our hourly rate then in effect, at our option.

Final account acceptance is subject to review of documents. Fees are based on our understanding of the transaction and are subject to revision if the structure is changed. In the event this transaction does not close, any related out-of-pocket expenses will be billed to you at cost. Fees for any services not specifically covered will be based on appraisal of services rendered.

With general reference to all of our charges, it should be understood that they are subject to adjustment from time to time, upon written notification.

The fees in this schedule are the terms under which you agree to do business. Closing the transaction constitutes agreement to this fee schedule, as does payment of the invoice received after subsequent fee adjustment notification.

Absent your instructions to sweep or otherwise invest balances, no interest, earnings, or other compensation for uninvested balances will be paid to you.

Dated: June 7, 2000                                                 CONFIDENTIAL